Chembio to Present at the LD Micro VI: The Main Event Conference

MEDFORD, N.Y., December 3, 2013 -- Chembio Diagnostics, Inc. (Nasdaq:CEMI), a leader in point-of-care (POC) diagnostic tests for infectious diseases, announces that Lawrence A. Siebert, Chief Executive Officer, will present at the LD Micro VI: The Main Event Conference to be held December 3 – 5, 2013 in Los Angeles, CA.  Mr. Siebert will be presenting at 10:00 am (PT) on Thursday, December 5th, Track Four. One-on-one meetings with investors will be held during the conference to discuss the Company's strategy for continued growth. To schedule a meeting with Chembio management, please call conference organizers at 408-457-1042.  Attendance at the conference is by invitation only.
The Chembio presentation webcast will be available for public access via the Investor Relations section of the Chembio corporate website, www.chembio.com or at http://wsw.com/webcast/ldmicro5/CEMI where it will be archived for 90 days.

For the sixth year, the LD Micro VI: The Main Event Conference will showcase hundreds of small and micro cap companies to the investment community.

About Chembio Diagnostics
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $10 billion point-of-care testing market. Chembio's two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Alere, Inc.  Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors. Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP®. Headquartered in Medford, NY, with approximately 200 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485. For more information, please visit: www.chembio.com.

Forward-Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements, which are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

CONTACTS:         Chembio Diagnostics
Susan Norcott
(631) 924-1135, ext. 125
snorcott@chembio.com

                               Vida Strategic Partners (investors)
Stephanie C. Diaz
                           (415) 675-7401
sdiaz@vidasp.com